EXHIBIT 5.1

                      Law Office of Clifford J. Hunt, P.A.
                             8200 Seminole Boulevard
                             Seminole, Florida 33772
                            (727) 471-0444 telephone
                            (727) 471-0447 facsimile
                               cjh@huntlawgrp.com

                                 March 26, 2012

Joel A. Young, President
AvWorks Aviation Corp.
4700 Hiatus Road, Suite 252
Sunrise, Florida 33351

Re: AvWorks Aviation Corp. - Registration Statement on Form S-8

Dear Mr. Young:

     We have acted as special securities counsel to AvWorks Media Corp., a Nevada corporation ("Company"), in connection with a Registration Statement on Form S-8, filed with the Securities and Exchange Commission on March 26, 2012 ("Registration Statement"). The Registration Statement covers 12,000,000 shares and options to purchase shares of the Company's common stock ("Common Stock"), to be issued pursuant to the Company's 2011 Employee and Consultant Stock Incentive Plan ("2012 Plan").

     In connection with this opinion, we have examined (i) the Articles of Incorporation, as amended, and By-Laws of the Company; (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the adoption of the 2011 Plan; (iii) the Registration Statement (including all exhibits thereto); and (iv) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

     In rendering this opinion, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified or photo static copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Articles of Incorporation and amendments thereto, By-Laws, minutes, records, resolutions and other documents and writings of the Company, we have relied to the extent we deem reasonably appropriate upon your representations or certificates of officers or directors of the Company without independent check or verification of their accuracy.

     Based upon and subject to the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 12,000,000 shares of common stock covered by the 2011 Plan have been duly authorized and upon payment for and issuance of the shares of common stock in the manner described in the 2011 Plan, subject to distribution as described in the Registration Statement, and subject to effectiveness of the Registration Statement described above, such shares will be legally issued, fully paid and nonassessable.

     We call your attention to the fact that the undersigned is a member of the Florida Bar and the Company is a Nevada corporation. We are familiar with Nevada Corporate Law to an extent where we are able to form this opinion.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement in the Prospectus contained in the Registration Statement and all amendments thereto.

Sincerely,

Law Offices of Clifford J. Hunt, P.A.


/s/ Clifford J. Hunt
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Clifford J. Hunt, Attorney at Law